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EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, DATED AS OF April 21, 2000 (this "AGREEMENT"), by and among Bidhit.com, Inc., a Nevada corporation ("BIDHIT"), EZ Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Bidhit ("SUB"), EZBid Inc., a Delaware corporation ("EZBID"), and the shareholders of EZBid, Systemax Inc., a Delaware corporation ("SYSTEMAX"), and Paul Mandel, an individual ("MANDEL" and, together with Systemax, the "SHAREHOLDERS").

                                    RECITALS

     WHEREAS, the respective Boards of Directors of Bidhit, Sub, and EZBid have approved the terms of this Agreement and the transactions contemplated hereby, and the Shareholders have approved the terms of this Agreement and the transactions contemplated hereby and waive any and all notices required under the Delaware General Corporation Law (the "DGCL") and the Bylaws of EZBid.

     INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants, and agreements contained herein, Bidhit, Sub, EZBid, and the Shareholders hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, Sub will be merged with and into EZBid with EZBid being the surviving corporation (the "MERGER"). A Certificate of Merger, substantially in the form attached as EXHIBIT 1.1 (the "MERGER DOCUMENT"), shall be duly prepared, executed, and acknowledged by EZBid and Bidhit, and thereafter delivered to the Secretary of State of Delaware as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Merger Document with the Secretary of State of Delaware (the "EFFECTIVE TIME").

     1.2 CLOSING. The closing of the Merger (the "CLOSING") will take place at the offices of Preston Gates & Ellis LLP, 701 Fifth Avenue, Suite 5000, Seattle, Washington at 10:00 a.m., local time, on the date as soon as reasonably practicable after all of the conditions set forth in Section VI are satisfied or waived (the "CLOSING DATE").

     1.3 EFFECTS OF THE MERGER. At the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into EZBid (EZBid after the Merger is sometimes referred to herein as the "SURVIVING Corporation"), (ii) the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation until duly amended,
(iii) the Bylaws of Sub shall be the Bylaws of the Surviving Corporation until duly amended, (iv) the directors of Sub shall be the directors of the Surviving Corporation, (v) the officers of Sub shall be the officers of the Surviving Corporation, (vi) the issued and outstanding capital stock of Sub shall be the issued and outstanding capital stock of the Surviving Corporation,


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(vii) all contracts, agreements, purchase orders, leases, licenses, permits, and authorizations affecting or relating to EZBid shall continue unimpaired as to the Surviving Corporation and (viii) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

     1.4 CONSIDERATION. At and as of the Effective Time, each issued and outstanding share of the common stock of EZBid ("EZBID SHARES") shall be converted into the right of the Shareholders to receive the following consideration (the "CONSIDERATION"): (a) Five Million One Hundred Sixty-one Thousand Four Hundred Five (5,161,405) shares of common stock of Bidhit, $0.001 par value ("CLOSING SHARES"), which shares shall be issued at Closing to the Shareholders; and (b) Five Hundred Seventy-three Thousand Four Hundred Ninety (573,490) Bidhit Shares (the "ESCROW SHARES" and together with the Closing Shares, the "BIDHIT SHARES"), which shares shall be issued to the Shareholders but placed in escrow, to be released to the Shareholders or returned to Bidhit in accordance with the terms and conditions of the Escrow Agreement attached hereto as EXHIBIT 1.4. Systemax shall be issued Ninety-seven and one-half percent (97.5%) of the Bidhit Shares, and Mandel shall be issued Two and one-half percent (2.5%) of the Bidhit Shares. The Bidhit Shares will be issued to the Shareholders pursuant to an exemption from the Securities Act registration requirements and as such they will be deemed "restricted stock" under Securities and Exchange Commission ("SEC") Rule 144.

     1.5 DELIVERY. Each holder of a certificate or certificates representing EZBid Shares shall surrender such certificates to Bidhit, together with such duly executed documentation as may be reasonably required by Bidhit to effect a transfer of such shares, and upon such surrender each holder shall be entitled to receive the Consideration.

     1.6 TAX CONSEQUENCES. It is the intent of the parties that the Merger will be a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

     1.7 NO FURTHER OWNERSHIP RIGHTS IN EZBID SHARES. All Bidhit Shares issued at the Effective Time upon cancellation of the EZBid Shares in accordance with the terms hereof shall respectively be deemed to have been delivered in full satisfaction of all rights pertaining to the EZBid Shares. After the Effective Time, there shall be no transfers on the stock transfer books of EZBid of the EZBid Shares.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

     2.1 REPRESENTATIONS AND WARRANTIES OF EZBID AND THE SHAREHOLDERS. Except as set forth in the Disclosure Schedule of EZBid attached hereto (the "EZBID DISCLOSURE SCHEDULE"), the Shareholders and EZBid, jointly and severally, represent and warrant to Bidhit and Sub as follows in this Section 2.1. For purposes of this Section 2.1, "knowledge", "know," or "known" means actual knowledge after reasonable inquiry.

          2.1.1 ORGANIZATION, STANDING AND POWER. EZBid is a corporation duly organized and validly existing under the laws of Delaware, has all requisite power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted,


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and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as hereinafter defined) of EZBid. As used in this Agreement, "BUSINESS CONDITION" with respect to any entity shall mean the business, financial condition, results of operations, assets, or prospects (without giving effect to the consequences of the transactions contemplated by this Agreement) of such entity or entities. EZBid does not have any subsidiary. EZBid has delivered to Bidhit complete and correct copies of the certificate of incorporation, certificate, bylaws, and/or other primary governing and organizational documents ("GOVERNING DOCUMENTS") of EZBid, in each case, as amended to the date hereof. The minute books and stock records of EZBid contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the shareholders of EZBid and its Board of Directors, and all original issuances and subsequent transfers, repurchases, and cancellations of EZBid's capital stock. The EZBid Disclosure Schedule contains a complete and correct list of the officers and directors of EZBid.

          2.1.2 CAPITALIZATION. The authorized capital stock of EZBid consists of One Thousand Five Hundred (1,500) shares of EZBid common stock, without par value ("EZBID SHARES"), of which Four Hundred (400) shares are issued and outstanding. Systemax holds Three Hundred Ninety (390) EZBid Shares and Mandel holds Ten (10) EZBid Shares, which constitute one hundred percent (100%) of the issued and outstanding shares of EZBid. True and complete copies of certificates representing all EZBid Shares as of the date of this Agreement have been delivered to Bidhit. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable and were issued in compliance with applicable federal and state securities laws. There are not any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements, or rights of any character to which EZBid is a party or by which EZBid may be bound obligating EZBid to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of the capital stock of EZBid, or obligating EZBid to grant, extend, or enter into any such option, warrant, call, conversion right, commitment, agreement, contract, understanding, restriction, arrangement, or right. EZBid does not have outstanding any bonds, debentures, notes, or other indebtedness the holders of which have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of EZBid Shares on any matter ("EZBID VOTING DEBT"). The Shareholders are the lawful record and beneficial owners of all of the EZBid Shares shown as owned by such Shareholders in the EZBid Disclosure Schedule and have valid title thereto, free and clear of all liens, pledges, encumbrances, security interests, restrictions on transfer (other than restrictions under federal and state securities laws), claims, and equities of every kind. Except for this Agreement and the agreements listed in the EZBid Disclosure Schedule, there are no outstanding warrants, options, or rights of any kind to acquire from such Shareholders any EZBid Shares.

          2.1.3 AUTHORITY. The execution, delivery, and performance of this Agreement by EZBid and the Shareholders have been duly authorized by all necessary corporate action of the Board of Directors of EZBid and the Shareholders. Certified copies of the resolutions adopted by the Board of Directors of EZBid and the Shareholders approving this Agreement and the Merger have been provided to Bidhit. The Shareholders have the full power and authority to enter into this Agreement and the transactions contemplated herein. The Shareholders and EZBid have duly and validly executed and delivered this Agreement, and this Agreement


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constitutes a valid, binding, and enforceable obligation of the Shareholders and
EZBid in accordance with its terms.

          2.1.4 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. To the knowledge of EZBid and the Shareholders, EZBid holds, and at all times has held, all licenses, permits, and authorizations from all Governmental Entities (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not have a material adverse effect on EZBid's Business Condition. There are no violations or claimed violations known by EZBid or the Shareholders of any such license, permit, or authorization or any such statute, law, ordinance, rule, or regulation. To the knowledge of EZBid and the Shareholders, neither the execution and delivery of this Agreement by EZBid or the Shareholders, nor the performance by EZBid or the Shareholders of their obligations under this Agreement will violate any provision of law, will conflict with, result in the breach of any of the terms or conditions of, constitute a breach of any of the terms or conditions of, constitute a default under, permit any party to accelerate any right under, renegotiate, or terminate, require consent, approval, or waiver by any party under, or result in the creation of any lien, charge, encumbrance, or restriction upon any of the properties, assets, or EZBid Shares pursuant to, any of the Governing Documents or any agreement (including government contracts), indenture, mortgage, franchise, license, permit, lease or other instrument of any kind to which EZBid is a party or by which EZBid or any of its assets is bound or affected, except where such violation, conflict, breach, default, acceleration, termination, renegotiation, termination, consent, approval, waiver, lien, charge, encumbrance, or restriction would not have a material adverse effect on EZBid's Business Condition or on the ability of the parties to consummate the transactions contemplated by this Agreement. Except as otherwise provided on the EZBid Disclosure Schedule, no consent, approval, order or authorization of or registration, declaration or filing with or exemption (collectively "GOVERNMENTAL CONSENTS") by, any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "GOVERNMENTAL ENTITY") is required by or with respect to EZBid in connection with the execution and delivery of this Agreement by EZBid or the consummation by EZBid of the transactions contemplated hereby, except for the filing of the appropriate Merger Document with the Secretary of State of Delaware and except for such other Governmental Consents, which if not obtained or made would not have a material adverse effect on EZBid's Business Condition.

          2.1.5 INTELLECTUAL PROPERTY RIGHTS.

               (a)  The "EZBID INTELLECTUAL PROPERTY" consists of the following:

                    (i) all patents, trademarks, trade names, service marks, mask works, domain names, copyrights and any renewal rights, applications and registrations for any of the foregoing, and all trade dress, supplier lists, trade secrets, know-how, moral rights, computer software programs or applications (in both source and object code form) owned by EZBid;

                    (ii) all goodwill associated with trademarks, trade names service marks and trade dress owned by EZBid;


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                    (iii) all software and firmware listings, and updated
software source code, and complete system build software and instructions related to all software described herein owned by EZBid;

                    (iv) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein owned by EZBid;

                    (v) all other tangible or intangible proprietary information and materials owned by EZBid; and

                    (vi) all license and other rights in any third party product, intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including without limitation the types of intellectual property and tangible and intangible proprietary information described in (i) through (v) above that are being, and/or have been, used, or are currently under development for use, in the business of EZBid as it has been, is currently or is currently anticipated to be (up to the Closing), conducted. EZBid Intellectual Property described in clauses (i) to (v) above is referred to herein as "EZBid Owned Intellectual Property" and EZBid Intellectual Property described in clause (vi) above is referred to herein as "EZBid Licensed Intellectual Property." Unless otherwise noted, all references to "EZBid Intellectual Property" shall refer to both EZBid Owned Intellectual Property and EZBid Licensed Intellectual Property.

               (b) The EZBid Disclosure Schedule lists: (i) all patents, registered copyrights, trademarks, service marks, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in the EZBid Owned Intellectual Property;
(ii) all hardware products and tools, software products and tools, and services that are currently published, offered, or under development by EZBid; (iii) all material licenses, sublicenses and other agreements to which EZBid is a party and pursuant to which any other person is authorized to have access to or use the EZBid Owned Intellectual Property or exercise any other right with regard thereto; and (iv) all EZBid Licensed Intellectual Property (other than license agreements for standard "shrink wrapped, off the shelf," commercially available, third party products used by EZBid). The disclosures described in (iii) and (iv) hereof include the names and dates of the relevant agreements, as well as the identities of the parties thereto.

               (c) The EZBid Intellectual Property consists solely of items and rights that are either: (i) owned by EZBid, (ii) in the public domain, or (iii) rightfully used and authorized for use by EZBid and its successors pursuant to a valid license or other agreement. EZBid has all rights in the EZBid Intellectual Property reasonably necessary to carry out EZBid's current, and anticipated future (up to the Closing) activities and has or had all rights in the EZBid Intellectual Property reasonably necessary to carry out EZBid's former activities, including without limitation, if necessary to carry out such activities, rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease,


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assign, and sell the EZBid Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses. All material software and firmware listings that are part of the EZBid Owned Intellectual Property are adequately commented in accordance with current software industry standards.

               (d) EZBid is not, nor as a result of the execution or delivery of this Agreement, or performance of EZBid's obligations hereunder, will EZBid be, in violation of any license, sublicense or other agreement relating to the EZBid Intellectual Property to which EZBid is a party or otherwise bound. EZBid is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by EZBid or its successors in the EZBid Intellectual Property.

               (e) To the knowledge of EZBid, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any EZBid Owned Intellectual Property or any other authorized exercise of rights in or to the EZBid Owned Intellectual Property by EZBid or its licensees does not and will not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. Further, to the knowledge of EZBid, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any EZBid Licensed Intellectual Property or any other authorized exercise of rights in or to the EZBid Licensed Intellectual Property by EZBid or its licensees does not and will not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. No claims (i) challenging the validity, effectiveness, or ownership by EZBid of any of the EZBid Owned Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any EZBid Owned Intellectual Property by EZBid or its licensees infringes, or will infringe on, any intellectual property or other proprietary or personal right of any person, have been asserted or, to the knowledge of EZBid, are threatened by any person nor, to the knowledge of EZBid, are there any valid grounds for any bona fide claim of any such kind. All granted or issued patents and mask works and all registered trademarks listed on the EZBid Disclosure Schedule and all copyright registrations held by EZBid are valid, enforceable and subsisting. To the knowledge of EZBid, there is no material unauthorized use, infringement or misappropriation of any of the EZBid Owned Intellectual Property by any third party, employee or former employee.

               (f) No parties other than EZBid possess any current or contingent rights to any source code that is part of the EZBid Owned Intellectual Property (including, without limitation, through any escrow account).

               (g) The EZBid Disclosure Schedule lists all parties who have created any material portion of, or otherwise have any rights in or to, the EZBid Owned Intellectual Property other than employees of EZBid whose work product was created by them entirely


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within the scope of their employment by EZBid and constitutes works made for hire owned by EZBid. EZBid has secured from all parties who have created any material portion of, or otherwise have any rights in or to, the EZBid Owned Intellectual Property valid and enforceable written assignments or licenses of any such work or other rights to EZBid and has provided true and complete copies of such assignments or licenses to Bidhit.

               (h) The EZBid Disclosure Schedule includes a true and complete list of support and maintenance agreements relating to EZBid Owned Intellectual Property or to which EZBid is a party as to EZBid Licensed Intellectual Property including the identity of the parties and the respective dates of such agreements and remedies for their breach.

               (i) EZBid has obtained legally binding written agreements from all employees and third parties with whom EZBid has shared confidential proprietary information (i) of EZBid, or (ii) received from others which EZBid is obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential.

               (j) EZBid has obtained any and all necessary consents from consumers with regard to EZBid's collection and dissemination of personal consumer information in accordance with EZBid's privacy policy as published on its website. EZBid's practices regarding the collection and use of consumer personal information are in accordance with EZBid's privacy policy as published on its website.

          2.1.6 FINANCIAL STATEMENTS. Attached as SCHEDULE 2.1.6 are the following financial statements of EZBid: (i) unaudited balance sheets and related statements of income at and as of the close of the fiscal year ended December 31, 1999, and (ii) interim unaudited statements of income and earnings and a balance sheet at and as of February 29, 2000 (the "CURRENT BALANCE SHEET") (collectively, the statements referred to in items (i) and (ii) are referred to as the "FINANCIAL STATEMENTS"). The Financial Statements: (i) are in accordance with the books and records of EZBid; (ii) present fairly, in all material respects, the financial position of EZBid at and as of the dates indicated; and
(iii) have been prepared in accordance with generally accepted accounting principles consistently applied. There are no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due (collectively "LIABILITIES") other than (a) Liabilities shown or provided for either in the Current Balance Sheet or the EZBid Disclosure Schedule, or (b) Liabilities incurred in the ordinary course of business that in the aggregate have not been materially adverse to EZBid's Business Condition. The liabilities of EZBid were incurred in the ordinary course of EZBid's business.

          2.1.7 TAXES.

               (a) All returns, reports, and other forms related to Taxes (as defined below) required to be filed on or before the Closing Date with respect to EZBid and all current and former members of the affiliated group, as defined in Section 1504(a) of the Code, of which EZBid is a member (the "CONSOLIDATED GROUP") or its predecessor in interest, under the laws of any jurisdiction, domestic or foreign, have been or will have been filed prior to Closing, which returns, reports, and statements are true, correct and complete in all material respects, and all taxes, fees, and other governmental charges of any nature whatsoever that were required to be


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paid in connection with such returns, reports, and forms have been paid or will have been paid prior to the Closing, and no penalties or other charges are due or will become due with respect to the late filing of any such return, report, or form. All Taxes shown to be due on such returns, reports, and forms have been paid and all other Taxes otherwise accruing and payable prior to Closing will have been paid or provided for. Complete and correct copies of the state tax returns of EZBid or its predecessor in interest for any year or portion of a year or other applicable tax period that ended between the period of inception of EZBid and December 31, 1999, as filed with the IRS and/or any state taxing authority, have previously been supplied to Bidhit.

               (b) With respect to any taxable year ending on or before December 31, 1999 or any other "open" year for which the Internal Revenue Service or other taxing authority is not precluded from assessing a deficiency:
(i) neither EZBid nor the Shareholders have been notified that there is any assessment or proposed assessment of deficiency or additional tax with respect to EZBid or its predecessor in interest or the Consolidated Group, and (ii) there is no completed, pending, or, to the knowledge of EZBid or the Shareholders, threatened tax audit or investigation with respect to EZBid or its predecessor in interest or the Consolidated Group. Neither EZBid, the Shareholders, nor the Consolidated Group are a party to any agreement, contract, or arrangement in the nature of a tax-sharing agreement, whether in writing or otherwise. No consent has been filed under Section 341(f) of the Code with respect to EZBid or its predecessor in interest. EZBid is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) in its current or in any future taxable period by reason of a change in accounting method nor does EZBid have any knowledge that the IRS (or other taxing authority) has proposed, or is considering, any such change in accounting method. EZBid is not a party to any agreement, contract, or arrangement that would result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code. The disclosure provided to the Shareholders in respect of each and every transaction to be consummated in connection with this Agreement, whether performed prior to, at, or following the Closing, and the resolutions adopted after review of the foregoing, are sufficient to comply with the provisions of Section 280G of the Code (and both its adopted and proposed Treasury Regulations) that allow for approval by appropriate persons and exemption from the provisions of Section 280G of the Code of transactions that might otherwise result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code. EZBid is not a party to any "safe harbor lease" as defined in Section 168(f)(8) of the Code as in effect prior to the enactment of the Tax Reform Act of 1986, and none of the property of EZBid constitutes tax-exempt use property as defined in Section 168(h) of the Code. None of the assets of EZBid secures debt the interest on which is exempt from tax pursuant to Section 103 of the Code.

               (c) The amounts reflected for Taxes on the balance sheet included in the Financial Statements and the Current Balance Sheet are and will be sufficient for the payment of all unpaid federal, state, local, and foreign Taxes, assessments, and deficiencies for all periods prior to and including the periods covered in the Financial Statements and the Current Balance Sheet. For the purposes of this Agreement, the terms "TAX" and "TAXES" shall include all federal, state, local, and foreign taxes, assessments, duties, tariffs, registration fees, and other governmental charges including without limitation all income, franchise, property, production, sales, use, payroll, license, windfall profits, severance, withholding, excise, gross receipts and


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other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties.

          2.1.8 EMPLOYEES. EZBid does not have any written contract of employment or other employment agreement with any of its employees that is not terminable at will by EZBid. EZBid is not a party to any pending, or to the knowledge of EZBid or the Shareholders, threatened, labor dispute. To the knowledge of EZBid and the Shareholders, EZBid has complied in all material respects with all applicable federal, state, and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining, payment of Social Security, unemployment and withholding taxes, and ensuring equality of opportunity for employment and advancement of minorities and women. There are no claims pending, or, to the knowledge of EZBid and the Shareholders, threatened to be brought, in any court or administrative agency by any former or current EZBid employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim pending from any current or former employee or any other person arising out of EZBid's status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge or otherwise.

          2.1.9 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in the EZBid Disclosure Schedule, since December 31, 1999 and through the date of this Agreement, there has not been:

               (a) Any transaction involving more than $25,000 entered into by EZBid other than in the ordinary course of business; any change (or any development or combination of developments of which EZBid has knowledge that is reasonably likely to result in such a change) in EZBid's Business Condition, other than changes in the ordinary course of business that in the aggregate have not been materially adverse to EZBid's Business Condition; or, without limiting the foregoing, any loss of or damage to any of the properties of EZBid due to fire or other casualty, or any other loss, whether or not insured, amounting to more than $25,000 in the aggregate;

               (b) Any declaration, payment, or setting aside of any dividend or other distribution to or for the holders of any EZBid Shares;

               (c) Any increase or decrease in the rates of compensation payable or to become payable by EZBid to any director, officer, employee, independent contractor, or the Shareholders or holders of other securities issued by EZBid, or any bonus, percentage compensation, service award, or other benefit granted, made, or accrued to or to the credit of any such person, or any welfare, pension, retirement, or similar payment or arrangement made or agreed to by EZBid, except for changes that have been approved in writing by Bidhit;

               (d) Any termination, modification, or rescission of, or waiver by EZBid of rights under, any existing contract having or likely to have a material adverse effect on EZBid; or


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               (e)  Any mortgage, pledge, imposition of any security interest, claim, encumbrance, or other restriction on any of the assets, tangible or intangible, of EZBid.

          2.1.10 ACCOUNTS RECEIVABLE. All of the accounts receivable included in the Current Balance Sheet will have arisen in the ordinary course of business, have been collected or, to the knowledge of EZBid and the Shareholders, are good and collectible in the aggregate recorded amounts thereof (less the allowance for doubtful accounts also appearing in the Current Balance Sheet and net of returns and payment discounts allowable by EZBid's policies).

          2.1.11 LEASES IN EFFECT. All real property leases and subleases as to which EZBid is a party and any amendments or modifications thereof are listed on the EZBid Disclosure Schedule (each a "LEASE" and collectively, the "LEASES"). Each Lease is valid, in full force and effect, enforceable, and there are no existing defaults, and EZBid has not received nor given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder.

          2.1.12 PERSONAL PROPERTY. Except for the personal items owned by the Shareholders and listed on the EZBid Disclosure Schedule, EZBid has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances, and restrictions of any nature whatsoever (including, without limitation, leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements, and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment, and other personal property, tangible or otherwise, reflected on the Current Balance Sheet or used in EZBid's business as of the date of the Current Balance Sheet even if not reflected thereon, except for acquisitions and dispositions in the ordinary course of business. All computer equipment and other personal property listed on the EZBid Disclosure Schedule and used by EZBid in the conduct of its business are in good operating condition and repair, reasonable wear and tear excepted.

          2.1.13 CERTAIN TRANSACTIONS. Neither the Shareholders nor any of the directors or officers of EZBid, nor or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction with EZBid, other than compensation arrangements in the ordinary course of EZBid's business and purchases of securities disclosed in the EZBid Disclosure Schedule, including, without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or
(iii) otherwise requiring payments to or from, any such person or any corporation, partnership, trust, or other entity in which any such person has or had a 5%-or-more interest (as a shareholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee.

          2.1.14 LITIGATION AND OTHER PROCEEDINGS. Neither EZBid nor any of its officers, directors, or employees is a party to any pending or, to the knowledge of EZBid and the Shareholders, threatened action, suit, labor dispute (including any union representation proceeding), proceeding, investigation, or discrimination claim in or by any court or governmental board, commission, agency, department, or officer, or any arbitrator, arising from the actions or omissions of EZBid or, in the case of an individual, from acts in his capacity as an officer, director, or employee of EZBid which individually or in the aggregate would be materially adverse to EZBid. EZBid is not subject to any order, writ, judgment, decree, or injunction that has or could have a material adverse effect on EZBid's Business Condition.

          2.1.15 MAJOR CONTRACTS. EZBid is not a party to or subject to:

               (a) Any union contract, or any employment contract or arrangement providing for future compensation, written or oral, with any officer, consultant, director or employee;

               (b) Any plan or contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing, or the like;

               (c) Any joint venture contract or arrangement or any other agreement that has involved or is expected to involve a sharing of profits;

               (d) Any lease for real or personal property in which the amount of payments which EZBid is required to make on an annual basis exceeds $10,000;

               (e) Any material agreement, license, franchise, permit, indenture or authorization that has not been terminated or performed in its entirety and not renewed that may be, by its terms, terminated, impaired, or adversely affected by reason of the execution of this Agreement, the Closing of the Merger, or the consummation of the transactions contemplated hereby or thereby;

               (f) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of $10,000 or more;

               (g) Any material license agreement, either as licensor or licensee (excluding nonexclusive hardware and software licenses granted to EZBid in the ordinary course of business); or

               (h) Any contract containing covenants purporting to limit EZBid's freedom to compete in any line of business in any geographic area.

     All contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments that are listed in EZBid Disclosure Schedule pursuant to this
Section 2.1.15, are valid and in full force and effect and EZBid has not, nor, to the knowledge of EZBid and the Shareholders, has any other party thereto, breached any material provisions of, or is in default in any material respect under the terms thereof.

          2.1.16 INSURANCE AND BANKING FACILITIES. The EZBid Disclosure Schedule contains a complete and correct list of (i) all contracts of insurance or indemnity of EZBid in force as of the date of this Agreement (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts, and expiration date) and (ii) the names and locations of all banks in which EZBid has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from EZBid with respect to any such contracts of insurance or indemnity have been paid, and EZBid does not know of any fact, act, or failure to act which has or might cause any such contract to be canceled or terminated. All material known claims for insurance or indemnity have been presented.

          2.1.17 EMPLOYEE BENEFIT PLANS. Each employee benefit plan, including without limitation any personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA (defined below), whether or not funded, and whether or not terminated, including without limitation stock option, stock bonus, phantom stock, deferred compensation, pension, severance, savings, bonus, vacation, travel, incentive, and health, disability, and welfare plans (each a "PLAN") covering active, former, or retired employees of EZBid is listed in the EZBid Disclosure Schedule. EZBid has made available to Bidhit a copy of each Plan, and where applicable, any related trust agreement, annuity or insurance contract and, where applicable, all annual reports (Form 5500) filed with the Internal Revenue Service. To the extent applicable, each Plan complies, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974 as amended ("ERISA"), and the Code, and any Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and has remained tax-qualified to this date and its related trust is tax-exempt and has been so since its creation. No Plan is covered by Title IV of ERISA or Section 412 of the Code. No "PROHIBITED TRANSACTION" as defined in ERISA Section 406 or Code Section 4975 has occurred with respect to any Plan. Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. There are no pending or anticipated material claims against or otherwise involving any of the Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan. All material contributions, reserves or premium payments to the Plan, accrued to the date hereof have been made or provided for. EZBid has not incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any "SINGLE-EMPLOYER PLAN" within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by EZBid, or any entity which is considered one employer with EZBid under Section 4001 of ERISA. EZBid has not incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "MULTIEMPLOYER PLAN" within the meaning of Section 4001(a)(3) of ERISA. There are no restrictions on the rights of EZBid to amend or terminate any Plan without incurring any liability thereunder. EZBid has not engaged in or is a successor or parent corporation to an entity that has engaged in a transaction described in ERISA Section 4069. There have been no amendments to, written interpretation of, or announcement (whether or not written) by EZBid relating to, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level of expense incurred in respect thereof for the year ended December 31, 1999. Neither EZBid nor any of its ERISA affiliates have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of EZBid. No tax under Section 4980B of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

          2.1.18 CERTAIN AGREEMENTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment by EZBid (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of EZBid under any Plan, agreement or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          2.1.19 GUARANTEES AND SURETYSHIPS. EZBid has no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to tax matters). EZBid has no obligations or liabilities (absolute or contingent) as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any person, corporation, partnership, joint venture, association, organization, or other entity.

          2.1.20 BROKERS AND FINDERS. Neither EZBid nor the Shareholders have retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement. Neither EZBid nor the Shareholders will owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

          2.1.21 CERTAIN PAYMENTS. Neither EZBid nor the Shareholders, nor to the knowledge of EZBid or the Shareholders, any person or other entity has, directly or indirectly, on behalf of or with respect to EZBid: (i) made an unreported political contribution; (ii) made or received any payment that was not legal to make or receive; (iii) engaged in any transaction or made or received any payment that was not properly recorded on the books of EZBid; or
(iv) created or used any "off-book" bank or cash account or "slush fund".

          2.1.22 ENVIRONMENTAL MATTERS. To the knowledge of EZBid and the
Shareholders:

               (a) There has not been a discharge or release on any real property owned or leased by EZBid ("REAL PROPERTY") of any Hazardous Material (as defined below) in violation of any federal, state or local statute, regulation, rule or order applicable to health, safety and the environment, including without limitation, contamination of soil, groundwater or the environment, generation, handling, storage, transportation or disposal of Hazardous Materials or exposure to Hazardous Materials;

               (b) EZBid has not handled, generated, produced, manufactured, installed, treated, stored, transported, released, spilled, discharged, or disposed of any Hazardous Material in violation of any federal, state, or local statute, regulation, rule, or order applicable to EZBid with regard to health, safety, or the environment;

               (c) EZBid has not received from any Governmental Entity or third party any request for information, notice of claim, demand letter or other notification, notice or information that EZBid is or may be potentially subject to or responsible for any investigation or clean-up or other remediation of Hazardous Material present on any Real Property;

               (d) There have been no environmental investigations, studies, audits, tests, reviews or other analyses, the purpose of which was to discover, identify or otherwise characterize the condition of the soil, groundwater, air, or presence of asbestos at any of the Real Property sites;

               (e) There is no asbestos present in any Real Property presently owned or operated by EZBid, and no asbestos has been removed from any Real Property while such Real Property was owned or operated by EZBid; and

               (f) There are no underground storage tanks on, in, or under any of the Real Property and no underground storage tanks have been closed or removed from any Real Property that is or has been in the ownership of EZBid.

     "HAZARDOUS MATERIAL" means any substance (i) that is a "hazardous waste" or "hazardous substance" under any federal, state or local statute, regulation, rule, or order, or (ii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, or otherwise hazardous and is regulated by any Governmental Entity, or (iii) the presence of which on the Real Property causes or threatens to cause a nuisance on the Real Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Real Property, or (iv) the presence of which on adjacent properties could constitute a trespass by EZBid or the then current owner(s) of any Real Property.

          2.1.23 DISCLOSURE. Neither the representations or warranties made by EZBid or the Shareholders in this Agreement, nor the final EZBid Disclosure Schedule or any other certificate executed and delivered by EZBid or the Shareholders pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

          2.1.24 RELIANCE. The foregoing representations and warranties are made by EZBid and the Shareholders with the knowledge and expectation that Bidhit is placing reliance thereon.

     2.2 REPRESENTATIONS AND WARRANTIES OF BIDHIT AND SUB. Bidhit and Sub represent and warrant to EZBid as follows in this Section 2.2. For purposes of this Section 2.2, "knowledge", "know", or "known" means actual knowledge after due inquiry.

          2.2.1 ORGANIZATION, STANDING AND POWER. Each of Bidhit and Sub is a corporation duly organized and validly existing under the laws of Delaware, has all requisite power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of Bidhit or Sub. Sub is a first-tier, wholly-owned subsidiary of Bidhit.

          2.2.2 AUTHORITY. The execution, delivery, and performance of this Agreement by Bidhit and Sub has been duly authorized by all necessary corporate action on the part of Bidhit and Sub and no other corporate proceedings on the part of Bidhit and Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. Each of Bidhit and Sub has duly and validly executed and delivered this Agreement, and this Agreement constitutes a valid, binding, and enforceable obligation of each of Bidhit and Sub in accordance with its terms.

          2.2.3 CAPITALIZATION. The authorized capital stock of Bidhit consists of 50,000,000 shares of Common Stock, $0.001 par value (the "COMMON SHARES"), of which 11,758,893 Common Shares are issued and outstanding. No other shares of capital stock are outstanding. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. Except for 1,113,750 options granted to employees, directors and contractors of Bidhit, 36,780 warrants issued to Salman Partners, and the further obligation of the Company to give 100,000 Common Shares to Jeff Mendenhall under the Employment Services Agreement dated May 20, 1999, there are no options, warrants, conversion privileges, preemptive rights, rights of first refusal, proxy or shareholder agreements, or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of its capital stock or other securities of Bidhit. All outstanding securities have been issued in compliance with all applicable federal and state securities laws.

          The authorized capital stock of Sub consists of 1,000 shares of common stock without par value, of which 1,000 shares are issued and outstanding. No other shares of capital stock are outstanding. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable and were issued in compliance with applicable federal and state securities laws. There are no options, warrants, conversion privileges, or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of its capital stock or other securities of Sub.

          2.2.4 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. To the knowledge of each of Bidhit and Sub, Bidhit and Sub hold, and at all times has held, all licenses, permits, and authorizations from all Governmental Entities (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not have a material adverse effect on Bidhit's Business Condition. There are no violations or claimed violations known by Bidhit or Sub of any such license, permit, or authorization or any such statute, law, ordinance, rule, or regulation. To the knowledge of Bidhit or Sub, neither the execution and delivery of this Agreement by Bidhit or Sub, nor the performance by Bidhit or Sub of their obligations under this Agreement will violate any provision of law, will conflict with, result in the breach of any of the terms or conditions of, constitute a breach of any of the terms or conditions of, constitute a default under, permit any party to accelerate any right under, renegotiate, or terminate, require consent, approval, or waiver by any party under, or result in the creation of any lien, charge, encumbrance, or restriction upon any of the properties, assets, or Bidhit Shares pursuant to, any of the Governing Documents or any agreement (including government contracts), indenture, mortgage, franchise, license, permit, lease or other instrument of any kind to which Bidhit is a party or by which Bidhit or any of its assets is bound or affected, except where such violation, conflict, breach, default, acceleration, termination, renegotiation, termination, consent, approval, waiver, lien, charge, encumbrance, or restriction would not have a material adverse effect on Bidhit's Business Condition or on the ability of the parties to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of or registration, declaration or filing with or exemption (collectively "GOVERNMENTAL CONSENTS") by, any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "GOVERNMENTAL ENTITY") is required by or with respect to Bidhit or Sub in connection with the execution and delivery of this Agreement by Bidhit or Sub or the consummation by Bidhit or Sub of the transactions contemplated hereby, except for the filing of the appropriate Merger Document with the Secretary of State of Delaware and except for such other Governmental Consents, which if not obtained or made would not have a material adverse effect on Bidhit's Business Condition.

          2.2.5 INTELLECTUAL PROPERTY RIGHTS.

               (a) The "BIDHIT INTELLECTUAL PROPERTY" consists of the following:

                    (i) all patents, trademarks, trade names, service marks, mask works, domain names, copyrights and any renewal rights, applications and registrations for any of the foregoing, and all trade dress, supplier lists, trade secrets, know-how, moral rights, computer software programs or applications (in both source and object code form) owned by Bidhit;

                    (ii) all goodwill associated with trademarks, trade names service marks and trade dress owned by Bidhit;

                    (iii) all software and firmware listings, and updated software source code, and complete system build software and instructions related to all software described herein owned by Bidhit;

                    (iv) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein owned by Bidhit;

                    (v) all other tangible or intangible proprietary information and materials owned by Bidhit; and

                    (vi) all license and other rights in any third party product, intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including without limitation the types of intellectual property and tangible and intangible proprietary information described in (i) through (v) above that are being, and/or have been, used, or are currently under development for use, in the business of Bidhit as it has been, is currently or is currently anticipated to be (up to the Closing), conducted. Bidhit Intellectual Property described in clauses (i) to (v) above is referred to herein as "Bidhit Owned Intellectual Property" and Bidhit Intellectual Property described in clause (vi) above is referred to herein as "Bidhit Licensed Intellectual Property." Unless otherwise noted, all references to "Bidhit Intellectual Property" shall refer to both Bidhit Owned Intellectual Property and Bidhit Licensed Intellectual Property.

               (b) The Bidhit Intellectual Property consists solely of items and rights that are either: (i) owned by Bidhit, (ii) in the public domain, or
(iii) rightfully used and
authorized for use by Bidhit and its successors pursuant to a valid license or other agreement. Bidhit has all rights in the Bidhit Intellectual Property reasonably necessary to carry out Bidhit's current, and anticipated future (up to the Closing) activities and has or had all rights in the Bidhit Intellectual Property reasonably necessary to carry out Bidhit's former activities, including without limitation, if necessary to carry out such activities, rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign, and sell the Bidhit Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses. All material software and firmware listings that are part of the Bidhit Owned Intellectual Property are adequately commented in accordance with current software industry standards.

               (c) Bidhit is not, nor as a result of the execution or delivery of this Agreement, or performance of Bidhit's obligations hereunder, will Bidhit be, in violation of any license, sublicense or other agreement relating to the Bidhit Intellectual Property to which Bidhit is a party or otherwise bound. Bidhit is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Bidhit or its successors in the Bidhit Intellectual Property.

               (d) To the knowledge of Bidhit, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Bidhit Owned Intellectual Property or any other authorized exercise of rights in or to the Bidhit Owned Intellectual Property by Bidhit or its licensees does not and will not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. Further, to the knowledge of Bidhit, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Bidhit Licensed Intellectual Property or any other authorized exercise of rights in or to the Bidhit Licensed Intellectual Property by Bidhit or its licensees does not and will not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. No claims (i) challenging the validity, effectiveness, or ownership by Bidhit of any of the Bidhit Owned Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Bidhit Owned Intellectual Property by Bidhit or its licensees infringes, or will infringe on, any intellectual property or other proprietary or personal right of any person, have been asserted or, to the knowledge of Bidhit, are threatened by any person nor, to the knowledge of Bidhit, are there any valid grounds for any bona fide claim of any such kind. All granted or issued patents and mask works and all registered trademarks and all copyright registrations, if any, held by Bidhit are valid, enforceable and subsisting. To the knowledge of Bidhit, there is no material unauthorized use, infringement or misappropriation of any of the Bidhit Owned Intellectual Property by any third party, employee or former employee.

               (e) No parties other than Bidhit possess any current or contingent rights to any source code that is part of the Bidhit Owned Intellectual Property (including, without limitation, through any escrow account).

               (f) Bidhit has secured from all parties who have created any material portion of, or otherwise have any rights in or to, the Bidhit Owned Intellectual Property valid and enforceable written assignments or licenses of any such work or other rights to Bidhit and has provided true and complete copies of such assignments or licenses to EZBid.

               (g) Bidhit has obtained legally binding written agreements from all employees and third parties with whom Bidhit has shared confidential proprietary information (i) of Bidhit, or (ii) received from others which Bidhit is obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential.

               (h) Bidhit has obtained any and all necessary consents from consumers with regard to Bidhit's collection and dissemination of personal consumer information in accordance with Bidhit's privacy policy as published on its website. Bidhit's practices regarding the collection and use of consumer personal information are in accordance with Bidhit's privacy policy as published on its website.

          2.2.6 FINANCIAL STATEMENTS. The audited balance sheets and related statements of income and earnings as of the close of the fiscal years ended December 31, 1998 and 1999 as filed with the SEC on Form 10SB and 10KSB (collectively referred to as the "BIDHIT FINANCIAL STATEMENTS") (i) are in accordance with the books and records of Bidhit; (ii) present fairly, in all material respects, the financial position of Bidhit as of the dates indicated; and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied. There are no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due (collectively "LIABILITIES") other than (a) Liabilities shown or provided for either in the balance sheet dated December 31, 1999 contained in the Bidhit Financial Statements, or (b) Liabilities incurred in the ordinary course of business that in the aggregate have not been materially adverse to Bidhit's Business Condition. The liabilities of Bidhit were incurred in the ordinary course of Bidhit's business.

          2.2.7 PERSONAL PROPERTY. Bidhit has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances, and restrictions of any nature whatsoever (including, without limitation, leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements, and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment, and other personal property, tangible or otherwise, used in Bidhit's business as of March 31, 2000, except for acquisitions and dispositions in the ordinary course of business. All computer equipment and other personal property used by Bidhit in the conduct of its business are in good operating condition and repair, reasonable wear and tear excepted.

          2.2.8 LITIGATION AND OTHER PROCEEDINGS. Neither Bidhit nor any of its officers, directors, or employees is a party to any pending or, to the knowledge of Bidhit, threatened action, suit, labor dispute (including any union representation proceeding), proceeding, investigation, or discrimination claim in or by any court or governmental board, commission, agency, department, or officer, or any arbitrator, arising from the actions or omissions of Bidhit or, in the case of an individual, from acts in his capacity as an officer, director, or employee of Bidhit which individually or in the aggregate would be materially adverse to Bidhit. Bidhit is not subject to any order, writ, judgment, decree, or injunction that has or could have a material adverse effect on Bidhit's Business Condition.

          2.2.9 ACCURACY OF INFORMATION. Bidhit has made with the SEC all filings required by the Securities Exchange Act of 1934, as amended (all such filings, including any exhibits to such filings, and any future filings made thereunder are collectively, the "EXCHANGE ACT FILINGS"). None of the Exchange Act Filings as of their respective dates contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          2.2.10 DISCLOSURE. Neither the representations or warranties made by Bidhit in this Agreement nor any other certificate executed and delivered by Bidhit pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

          2.2.11 RELIANCE. The foregoing representations and warranties are made by Bidhit with the knowledge and expectation that EZBid is placing reliance thereon.

                                   ARTICLE III
                     COVENANTS OF EZBID AND THE SHAREHOLDERS

     During the period from the date of this Agreement (except as otherwise indicated) and continuing until the earlier of the termination of this Agreement or the Effective Time (except for the covenants under Sections 3.8, 3.9 and 3.10, which shall survive closing), each of EZBid and the Shareholders jointly and severally covenants and agrees (except as expressly contemplated by this Agreement or as otherwise permitted by Bidhit's prior written consent) that:

     3.1  CONDUCT OF BUSINESS.

          3.1.1 ORDINARY COURSE. EZBid shall carry on its business in the ordinary course and will use all reasonable efforts consistent with past practice and policies to: (i) preserve intact its business organizations (including its sales activities), and (ii) keep available the services of its present officers, consultants, and employees and preserve its relationships with customers, suppliers, distributors and others having business dealings with it. EZBid shall promptly notify Bidhit of any event or occurrence or emergency which is not in the ordinary course of business or which is material and adverse to EZBid's Business Condition. The foregoing notwithstanding, EZBid shall not, except with the written consent of Bidhit:

               (a) enter into any commitment or transaction (i) to be performed over a period longer than thirty days in duration or in excess of One Hundred Thousand Dollars ($100,000), or (ii) to incur any material debt or liability, or purchase assets (other than raw materials, supplies, or cash equivalents) for a purchase price in excess of $5,000;

               (b) grant any bonus, severance, or termination pay to any officer, director, independent contractor or employee of EZBid;

               (c) except in the ordinary course of business consistent with prior practice, enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures authorizations, instruments and commitments, or amend or otherwise change the terms thereof;

               (d) commence a lawsuit other than: (i) for the routine collection of bills; (ii) in such cases where EZBid in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of EZBid's business, provided EZBid consults with Bidhit prior to filing such suit; or (iii) for a breach of this Agreement;

               (e) materially modify existing discounts or other terms and conditions with any EZBid clients; or

               (f) accelerate the vesting or otherwise modify, grant or issue any EZBid option, restricted stock, or other outstanding rights or other securities.

          3.1.2 DIVIDENDS, ISSUANCE OF OR CHANGES IN SECURITIES. EZBid shall not: (i) declare or pay the dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of EZBid, or repurchase or otherwise acquire, directly or indirectly, any shares of common stock of EZBid except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to EZBid;
(ii) issue, deliver, or sell, or authorize, propose or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any EZBid Voting Debt or any securities convertible into its capital stock, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating EZBid to issue any such shares, EZBid Voting Debt or other convertible securities; (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of EZBid; (iv) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock; or
(v) propose any of the foregoing.

          3.1.3 GOVERNING DOCUMENTS. EZBid shall not amend its Governing Documents.

          3.1.4 EXCLUSIVITY; ACQUISITION PROPOSALS. Unless and until this Agreement shall have been terminated by either party pursuant to Article VIII hereof, Systemax shall not take or cause, directly or indirectly, any of the following actions with any party other than Bidhit and its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire any of EZBid's business, assets, or the EZBid Shares whether by merger, consolidation, other business combination, purchase of assets, tender, or exchange offer or otherwise (each of the foregoing, an "ACQUISITION"), (ii) disclose any information not customarily disclosed to any person concerning its business or properties or afford to any non-acquiring person or entity access to its properties, books, or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information, or (iii) enter into or execute any agreement relating to an Acquisition. Systemax shall provide Bidhit with written notice of the receipt of any offer or solicitation of an offer for or relating to any Acquisition upon receipt thereof by EZBid or either of the Shareholders. Notwithstanding the foregoing, after May 5, 2000 the provisions of this Section 3.1.4 shall not apply; provided, however, in any such event, Systemax shall provide Bidhit with prior written disclosure of the identity of any third party with whom it proposes to enter into discussions and reasonable detail on the terms and conditions thereof. Bidhit shall keep all information required to be disclosed to it by the foregoing sentence confidential.

          3.1.5 NO ACQUISITIONS. EZBid shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof or otherwise acquire or agree to make any such acquisition.

          3.1.6 NO DISPOSITIONS. EZBid shall not sell, lease, license, transfer, mortgage, encumber, or otherwise dispose of any of its assets or cancel, release, or assign any indebtedness or claim.

          3.1.7 INDEBTEDNESS. EZBid shall not incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise.

          3.1.8 COMPENSATION. EZBid shall not adopt or amend any Plan or pay any pension or retirement allowance not required by any existing Plan. EZBid shall not enter into or modify any employment contracts, increase the salaries, wage rates, or fringe benefits of its officers, directors, or employees or pay bonuses or other remuneration except for current salaries and other remuneration for which EZBid is obligated pursuant to a written agreement a copy of which has been provided to Bidhit.

          3.1.9 CLAIMS. EZBid shall not settle any claim, action, or proceeding, except in the ordinary course of business consistent with past practice.

     3.2 ACCESS TO PROPERTIES AND RECORDS. Throughout the period between the date of this Agreement and the Closing, EZBid shall give Bidhit and its representatives reasonable access after written notice, during reasonable business hours but in such a manner as not unduly to disrupt the business of EZBid, to its premises, properties, contracts, commitments, books, records, and affairs, and shall provide Bidhit with such financial, technical, and operating data and other information pertaining to its business as Bidhit may reasonably request. With EZBid's prior consent, which shall not be unreasonably withheld, Bidhit shall be entitled to make appropriate inquiries of third parties in the course of its investigation.

     3.3 BREACH OF REPRESENTATIONS AND WARRANTIES. EZBid will not take any action that would cause or constitute a breach of any of the representations and warranties set forth in Section 2.1 or that would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, EZBid will give detailed notice thereof to Bidhit and will use its best efforts to prevent or promptly remedy such breach or inaccuracy.

     3.4 CONSENTS. EZBid and the Shareholders will promptly apply for or otherwise seek, and use their best efforts to obtain, all consents and approvals, and make all filings, required with respect to the consummation of the Merger.

     3.5 TAX RETURNS. EZBid shall promptly provide Bidhit with copies of all tax returns, reports, and information statements that have been filed or are filed before the Closing Date on behalf of EZBid.

     3.6 BEST EFFORTS. EZBid will use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

     3.7 SHAREHOLDER APPROVAL. Each of the Shareholders agrees to vote all of such Shareholder's EZBid Shares for the approval of this Agreement and the Merger Document as required by the DGCL by written consent solicited by EZBid for such purpose or at a special meeting of shareholders of EZBid called for such purpose.

     3.8 RESTRICTIONS ON SALE OF SHARES. Each Shareholder hereby covenants and agrees that it will not, during the period commencing on the Closing Date and ending 180 days after the effective date of the Registration Statement (as defined in Section 4.5 below), sell, offer to sell, contract to sell, hypothecate, grant any option to sell or otherwise dispose of, directly or indirectly, in any transaction effected on or through the NASD OTC Bulletin Board or any other stock market, exchange or electronic trading system (an "EXCHANGE TRANSACTION"), Bidhit Shares representing one-half of the total number of Bidhit Shares issued to such Shareholder at Closing. Notwithstanding the above, neither of the Shareholders shall be prevented from selling or otherwise disposing of the Bidhit Shares at any time following the Closing Date in connection with a transaction not involving an Exchange Transaction; provided, however, that neither Shareholder shall sell or otherwise dispose of any Bidhit Shares in a non-Exchange Transaction unless prior to such disposition the intended transferee agrees with Bidhit in a written instrument approved by Bidhit (which approval shall not be unreasonably withheld) to be bound by the restrictions of this Section 3.8.

         3.9 PRO FORMA TAX RETURNS. The Shareholders agree to provide Bidhit with complete and correct copies of a pro forma federal tax returns of EZBid for fiscal year ending 1999 as soon as practicable, but in no event later than December 31, 2000.

         3.10 LITIGATION CLAIMS. The Shareholders, jointly and severally, agree to defend, indemnify, and hold Bidhit and its officers, directors, employees and agents harmless from and against, and to cause Bidhit to be reimbursed with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys' fees) (to the extent not covered by any available insurance) of every nature whatsoever incurred by Bidhit by reason of or arising out of or in connection with the claims listed under Section 2.1.14 of the EZBid Disclosure Schedule. The indemnification obligations of the

Shareholders under this Section 3.10 shall be separate and distinct from those under Article VII below, and no Bidhit Shares subject to the Escrow Agreement shall be used to satisfy the Shareholders' obligations hereunder.

     3.11 PAYMENT OF BROKERS' AND FINDERS' FEES. Systemax shall pay all amounts owing to brokers and finders under any agreements listed under Section 2.1.20 of the EZBid Disclosure Schedule.

                                   ARTICLE IV
                           COVENANTS OF BIDHIT AND SUB

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (except for the covenants under Sections 4.3 and 4.5, which shall survive closing), each of Bidhit and Sub agrees (except as expressly contemplated by this Agreement or with EZBid's prior written consent) that:

     4.1 BREACH OF REPRESENTATIONS AND WARRANTIES. Neither Bidhit nor Sub will take any action which would cause or constitute a breach of any of the representations and warranties set forth in Section 2.2 or which would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, Bidhit will give detailed notice thereof EZBid and will use its best efforts to prevent or promptly remedy such breach or inaccuracy.

     4.2 CONSENTS. Each of Bidhit and Sub will promptly apply for or otherwise seek, and use its best efforts to obtain, all consents, including Governmental Consents and approvals, and make filings, to the extent any are required with respect to the consummation of the Merger.

     4.3 BOARD OF DIRECTORS OF BIDHIT. Bidhit will make two (2) seats available on its board of directors for appointees to be nominated by Systemax. In addition, each director appointed under this Section 4.3 will receive an option to purchase One Hundred Thousand (100,000) common shares of Bidhit each at the average closing price per share of Bidhit common shares on the NASD OTC Bulletin Board for the thirty (30) days preceding the Closing Date (the "CLOSING PRICE"). For so long as Systemax holds One Hundred Thousand (100,000) shares of Bidhit, prior to the annual meeting of Bidhit, the Board of Directors shall send a proxy statement to the shareholders of Bidhit recommending to the shareholders the election of the two (2) nominees of Systemax and soliciting the proxies of such shareholders to vote for such nominees.

     4.4 BEST EFFORTS. Each of Bidhit and Sub will use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

     4.5 REGISTRATION RIGHTS. Bidhit shall file a registration statement with the SEC registering under the Securities Act the resale of the Bidhit Shares by the Shareholders as soon as is reasonably practicable after Closing (the "REGISTRATION STATEMENT"). In the event that, at any time after the effective date of the Registration Statement, the prospectus that forms a part of the Registration Statement (the "PROSPECTUS") contains a material omission or misstatement, Bidhit will promptly notify the Shareholders and the Shareholders will upon receipt of such notice immediately suspend all sales of Bidhit Shares made pursuant to the Prospectus. The Company covenants and agrees to file an amendment to the Registration Statement as soon as reasonably practicable to correct the material omission or misstatement. All fees and expenses of the registration (other than underwriting discounts and commissions and counsel fees of the selling shareholders) shall be borne by Bidhit.

          Bidhit will indemnify and hold harmless each Shareholder and each other person, if any, who controls each Shareholder within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Shareholder or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such Shareholder and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Bidhit will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Shareholders or such controlling person in writing specifically for use in the Registration Statement or Prospectus; provided further, however, that the liability of Bidhit shall not exceed the proceeds received by the Shareholders from the sale of Bidhit Shares covered by the Registration Statement.

          Each Shareholder, severally and not jointly, will indemnify and hold harmless Bidhit and each person, if any, who controls Bidhit within the meaning of the Securities Act, each officer of Bidhit who signs the Registration Statement, and each director of Bidhit against all losses, claims, damages or liabilities, joint or several, to which Bidhit or such officer or director or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Bidhit and each such officer, director, and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that each Shareholder will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such Shareholder, as such, furnished in writing to Bidhit by such Shareholder, specifically for use in the Registration Statement or Prospectus; provided further, however, that the liability of each Shareholder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of shares sold by such Shareholder under the Registration Statement bears to the total public offering price of all securities sold thereunder, but not to exceed the proceeds received by such Shareholder from the sale of Bidhit Shares covered by the Registration Statement.

     4.6 EXCHANGE ACT FILINGS. Bidhit shall file in a timely manner all necessary Exchange Act Filings required to be filed on or prior to the date of Closing.

     4.7 ACCESS TO PROPERTIES AND RECORDS. Throughout the period between the date of this Agreement and the Closing, Bidhit shall give EZBid and its representatives reasonable access after written notice, during reasonable business hours but in such a manner as not unduly to disrupt the business of Bidhit, to its premises, properties, contracts, commitments, books, records, and affairs, and shall provide EZBid with such financial, technical, and operating data and other information pertaining to its business as EZBid may reasonably request. With Bidhit's prior consent, which shall not be unreasonably withheld, EZBid shall be entitled to make appropriate inquiries of third parties in the course of its investigation.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

     In addition to the foregoing, Bidhit, the Shareholders, and EZBid each agree to take the following actions after the execution of this Agreement at or prior to Closing, as applicable.

     5.1 LEGAL CONDITIONS TO THE MERGER. Each of Bidhit, the Shareholders, and EZBid will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger. Each of Bidhit, EZBid, and the Shareholders will take all reasonable actions to obtain (and to cooperate with the other parties in obtaining) any consent required to be obtained or made by EZBid, Bidhit, or the Shareholders in connection with the Merger, or the taking of any action contemplated thereby or by this Agreement.

     5.2 TERMINATION OF PLANS. EZBid shall terminate all Plans prior to the Effective Time.

     5.3 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Notwithstanding the foregoing, Systemax, Inc. will pay all third party expenses an costs incurred by or on behalf of EZBid in connection with this Agreement and the transactions contemplated hereby. No expenses will be incurred by Systemax by or on behalf of EZBid or the Surviving Corporation on and after Closing without the prior approval of Bidhit.

     5.4 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of EZBid, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action.

     5.5 CO-MARKETING AND PRODUCT DEVELOPMENT AGREEMENT. Bidhit and Systemax shall enter into the Co-Marketing and Product Development Agreement substantially in a form mutually agreed to by Bidhit and Systemax (the "CO-MARKETING AGREEMENT").

     5.6 PUBLIC ANNOUNCEMENTS. Bidhit and EZBid shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated herein. Each of the parties shall furnish to the other drafts of all releases prior to publication. Nothing contained herein or in Section 3.1.4 above shall prevent either party at any time from furnishing any information to any governmental agency or from issuing any release when it believes in good faith and after consultation with the other party that it is legally required to do so.

     5.7 POST CLOSING ACCESS. After the Closing, the Surviving Corporation shall provide the Shareholders with access at reasonable times to relevant books and records necessary for the preparation of tax returns for EZBid and the Shareholders or as reasonably necessary to enable Shareholders to comply with other laws and regulations, and with orders, subpoenas, directives, or requests of any government entity. Bidhit shall grant the Shareholders reasonable access to and the right to make reasonable copies (at their own expense) of the archival records of EZBid created before the closing for as long thereafter as Bidhit has possession of such records. The Shareholders shall be entitled to use and disclose any such records with the prior consent of Bidhit, which shall not be unreasonably withheld. When Bidhit decides to dispose of such records, Bidhit shall give the Shareholders prior notice of such planned disposal and the Shareholders shall have the right to such records.

     5.8 PRIOR ACTS INSURANCE; REIMBURSEMENT OF EXPENSES FOR CERTAIN CLAIMS. Bidhit shall provide prior acts insurance coverage for the Shareholders and for EZBid, with a deductible for errors and omissions of Twenty Five Thousand Dollars ($25,000) per incident. Bidhit shall reimburse the Shareholders for any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including attorneys' fees) (each a "Claim") incurred by the Shareholders and defense costs as and when incurred in connection with any Claims that (a) are in excess of any insurance coverage; (b) are on the basis of a deficiency in the performance of duties or a failure to meet the local standard of care in the performance of professional services, which deficiency or failure relates to the period before the Closing; and (c) do not constitute a breach of any representation or warranty of the Shareholders contained herein.

     5.9 FINANCING. Systemax agrees to subscribe, upon terms reasonably acceptable to Systemax, for Two Hundred Thousand Dollars ($200,000) of securities to be offered and sold by Bidhit in the First Financing (as defined in Section 6.1.4 below), and to commit to a second tranche of Two Hundred Thousand Dollars ($200,000) as described in Section 6.1.4 below.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          6.1.1 GOVERNMENTAL APPROVALS. Other than the filing of the Merger Document with the Secretary of State of Delaware, all Governmental Consents legally required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained, other than such Governmental Consents, for which the failure to obtain would have no material adverse effect on the consummation of the Merger or the other transactions contemplated hereby or on the Business Condition of Bidhit, Sub, or EZBid.

          6.1.2 CO-MARKETING AGREEMENT. Bidhit and EZBid shall have entered into the Co-Marketing Agreement.

          6.1.3 NO RESTRAINTS. No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated, or enforced by any United States court or Governmental Entity of competent jurisdiction that enjoins or prohibits the consummation of the Merger shall be in effect.

          6.1.4 FINANCING. Bidhit shall have raised equity or convertible debt financing from one or more third parties since February 29, 2000 in an aggregate amount of at least Two Million Eight Hundred Thousand Dollars ($2,800,000) (the "FIRST FINANCING") and shall have received a commitment for at least an additional Two Million Eight Hundred Thousand Dollars ($2,800,000) to be paid in one or more tranches (collectively with the First Financing, the "FINANCING"). The amounts referred to in the prior sentence are, in each case, exclusive of the investment by Systemax contemplated by Section 5.9 above. The consideration for the issuance of shares shall be cash. Bidhit shall have closed the First Financing no later than May 31, 2000.

     6.2 CONDITIONS OF OBLIGATIONS OF BIDHIT. In addition to those conditions set forth in Section 6.1, the obligations of Bidhit to effect the Merger are subject to the satisfaction of the following conditions unless waived by Bidhit:

          6.2.1 OPINION OF COUNSEL. Bidhit shall have received an opinion dated as of the Closing Date of outside counsel to EZBid reasonably acceptable to Bidhit and their counsel, substantially in the form attached as EXHIBIT 6.2.1.

          6.2.2 CONSENTS. Bidhit shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the EZBid Disclosure Schedule or reasonably deemed necessary by Bidhit's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of EZBid and for Bidhit to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to Bidhit, except for such thereof as Bidhit and EZBid shall have agreed in writing shall not be obtained.

          6.2.3 REPRESENTATIONS AND WARRANTIES OF EZBID AND THE SHAREHOLDERS. The representations and warranties of EZBid and the Shareholders shall be true and correct in all material respects as of the original date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement. Bidhit shall have received a certificate signed by the President of EZBid to such effect immediately prior to the Closing. Bidhit shall have completed a satisfactory due diligence review of EZBid.

          6.2.4 PERFORMANCE OF OBLIGATIONS OF EZBID AND THE SHAREHOLDERS. EZBid and the Shareholders shall have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, except as other otherwise contemplated by this Agreement. Bidhit shall have received a certificate signed by the President of EZBid to such effect immediately prior to the Closing.

          6.2.5 RESIGNATION AND APPOINTMENT OF DIRECTORS. All of the existing directors of EZBid shall have resigned from EZBid's board of directors.

          6.2.6 DELIVERY OF EZBID CERTIFICATES. The Shareholders shall have delivered all share certificates representing the EZBid Shares duly endorsed for transfer as against payment to them of the Consideration.

          6.2.7 FINANCING. Systemax shall have invested Two Hundred Thousand Dollars ($200,000) in the First Financing on the terms contemplated by Section
5.9 above.

          6.2.8 UPDATED BALANCE SHEET AND ELIMINATION OF INTERCOMPANY DEBT. At Closing, EZBid shall provide to Bidhit an updated balance sheet as of the final day of the last full month before the Closing Date (the "FINAL BALANCE SHEET"). The Final Balance Sheet shall be reasonably acceptable to Bidhit in form and substance and shall not reflect any liability or payable (due to advances or otherwise) owed by EZBid to Systemax (or any entity controlled by, affiliated with or related to Systemax) and there shall not have been any material adverse change in any asset or material increase in any liability outside the ordinary course of business from those reflected on the Current Balance Sheet, nor shall there be any material adverse change in any asset or material increase in any liability from the date of the Final Balance Sheet to the Closing Date.

     6.3 CONDITIONS OF OBLIGATIONS OF EZBID AND SHAREHOLDERS. In addition to those conditions set forth in Section 6.1, the obligation of EZBid and the Shareholders to effect the Merger is subject to the satisfaction of the following conditions, unless waived by EZBid and the Shareholders:

          6.3.1 OPINION OF BIDHIT'S COUNSEL. EZBid and the Shareholders shall have received an opinion dated the Closing Date of Preston Gates & Ellis LLP, substantially in the form attached as EXHIBIT 6.3.1.

          6.3.2 CONSIDERATION. Bidhit shall have delivered certificates representing the Closing Shares to the Shareholders and deposited the Escrow Shares in accordance with the terms of the Escrow Agreement in accordance with Sections 1.4 and 1.5 of this Agreement.

          6.3.3 REPRESENTATIONS AND WARRANTIES OF BIDHIT AND SUB. The representations and warranties of Bidhit and Sub shall be true and correct in all material respects as of the original date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement. EZBid shall have received a certificate signed by the President of Bidhit to such effect immediately prior to the Closing. EZBid shall have completed a satisfactory due diligence review of EZBid.

          6.3.4 PERFORMANCE OF OBLIGATIONS OF BIDHIT AND SUB. Bidhit and Sub shall have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, except as other otherwise contemplated by this Agreement. EZBid shall have received a certificate signed by the President of Bidhit to such effect immediately prior to the Closing.

                                   ARTICLE VII
                                 INDEMNIFICATION

     7.1  INDEMNIFICATIONS RELATING TO AGREEMENT.

          7.1.1 INDEMNIFICATION BY SHAREHOLDERS. The Shareholders, jointly and severally, agree to defend, indemnify, and hold Bidhit harmless from and against, and to cause Bidhit to be reimbursed with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys' fees) (to the extent not covered by any available insurance) ("INDEMNIFIABLE AMOUNTS") of every nature whatsoever incurred by Bidhit by reason of or arising out of or in connection with (i) any breach by EZBid or the Shareholders of any representation or warranty of EZBid or the Shareholders contained in this Agreement, either as of the date of this Agreement or as of the Closing Date, or in any certificate or other document delivered to Bidhit pursuant to the provisions of this Agreement, and (ii) the failure, partial or total, of EZBid or the Shareholders to perform any agreement or covenant required by this Agreement to be performed by it or them. The obligations of the Shareholders to indemnify Bidhit shall be determined without regard to any right to indemnification to which the Shareholders may have in their capacity as an officer, director, employee, agent or any other capacity of EZBid and the Shareholders shall not be entitled to any indemnification from EZBid for amounts paid hereunder.

          7.1.2 INDEMNIFICATION BY BIDHIT. Bidhit agrees to defend, indemnify, and hold the Shareholders harmless from and against, and to cause the Shareholders to be reimbursed with respect to, any and all Indemnifiable Amounts of every nature whatsoever incurred by the Shareholders by reason of or arising out of or in connection with (i) any breach by Bidhit of any representation or warranty of Bidhit and/or Sub contained in this Agreement or in any certificate or other document delivered to the Shareholders pursuant to the provisions of this Agreement, (ii) the failure, partial or total, of Bidhit to perform any agreement or covenant required by this Agreement, or other agreements contemplated by this Agreement, to be performed by it, and (iii) any action or omission by Bidhit or its affiliates, agents or representatives.

     7.2 THIRD PARTY CLAIMS. If any claim or demand is asserted against a party in respect of which such party may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given by such party (the "INDEMNIFIED PARTY") to the party or parties who may be responsible for payment of indemnification under this Agreement (each an "INDEMNIFYING PARTY"), which notice shall include a description of the facts within the Indemnified Party's knowledge that relate to such claim or demand. The Indemnifying Party shall have the right, but not the obligation, by notifying the Indemnified Party within sixty (60) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Party's expense and with counsel of the Indemnified Party's choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Party's expense, employment of counsel of the Indemnifying Party's choice. Any damages to the assets or business of the Indemnified Party caused by a failure by the Indemnifying Party to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Party, after the Indemnifying Party has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party. Any settlement or compromise of a matter by the Indemnifying Party shall include a full release of claims against the Indemnified Party that have arisen out of the indemnified claim or demand.

     7.3 LIMITATIONS. There shall be no liability for indemnification under this Article VII unless the aggregate amount of all such liabilities exceeds $25,000 (the "THRESHOLD AMOUNT"); provided that any amounts relating to legal expenses payable by any party shall not be subject to the Threshold Amount; and provided further that at such time as the amount to which a party is entitled to be indemnified exceeds the Threshold Amount, such party shall be entitled to be indemnified up to the full Indemnifiable Amounts including the Threshold Amount. Any qualification in the representations and warranties as to "materially" or "material" shall be disregarded in determining indemnifiable amounts after the $25,000 threshold has been exceeded. The total liability of Bidhit on the one hand, and the Shareholders on the other, for indemnification under this Article VII shall be limited to Five Million Dollars ($5,000,000).

     7.4 SET-OFF. Bidhit shall be entitled to set off any amounts required to be paid by the Shareholders against the Escrow Shares subject to and in accordance with the provisions of the Escrow Agreement.

     7.5 TIME LIMIT. The provisions of this Article VII shall apply only to Indemnifiable Amounts that are incurred or relate to claims that are asserted in writing with reasonable detail within two (2) years from the Closing Date; provided that obligations of one or more Shareholders for Indemnifiable Amounts arising out of fraud or willful misstatements or omissions of each such Shareholder will have no time limit; provided further that the obligation of the Shareholders to indemnify for breaches of the representations, warranties and covenants in Sections 2.1.7 relating to taxes shall continue until thirty (30) days after the expiration of all statutes of limitations applicable to such taxes.

     7.6 TAX CONSEQUENCES. As stated in Sections 1.6, it is the intent of the parties that the Merger is intended to be a "reorganization" within the meaning of Section 368 of the Code, and no party shall take any position inconsistent with this interpretation. However no party or its counsel shall have any obligation, of indemnification or otherwise, in the event it is determined that the tax consequences differ from those intended.

     7.7 BINDING EFFECT. The indemnification obligations of the parties contained in this Article VII are an integral part of this Agreement and Merger in the absence of which the parties would not have entered into this Agreement.

     7.8 GENERAL. The indemnification provisions of this Article VII are in addition to any other remedy in law or equity available to any party for any breach of representation, warranty or covenant or any claim, cause of action or right of any nature in connection with this Agreement.

                                  ARTICLE VIII
                                   TERMINATION

     8.1 MUTUAL AGREEMENT. This Agreement may be terminated at any time prior to the Effective Time by the written consent of Bidhit and EZBid.

     8.2 TERMINATION BY BIDHIT. This Agreement may be terminated by Bidhit alone, by means of written notice to EZBid, if there has been a material breach by EZBid or the Shareholders of any representation, warranty, covenant, or agreement set forth in the Agreement or other ancillary agreements, which breach has not been cured within ten business days following receipt by EZBid of notice of such breach.

     8.3 TERMINATION BY EZBID. This Agreement may be terminated by EZBid alone, by means of written notice to Bidhit, if there has been a material breach by Bidhit and/or Sub of any representation, warranty, covenant, or agreement set forth in the Agreement or other ancillary agreements, which breach has not been cured within ten business days following receipt by Bidhit and/or Sub of notice of such breach.

     8.4 OUTSIDE DATE. This Agreement may be terminated by Bidhit alone or by EZBid alone by means of written notice if the Effective Time does not occur on or prior to May 31, 2000.

     8.5 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Bidhit or EZBid as provided in this Article, and notwithstanding that EZBid may have taken certain actions in contemplation of the Closing, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Sub, Bidhit, other than as set forth in
Section 5.5, EZBid, or their respective officers, directors, or shareholders, except that (i) the provisions of Sections 5.3, 9.2, and 9.12 shall survive any such termination and abandonment, and (ii) no party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants, or agreements as set forth in this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.1 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules delivered pursuant to this Agreement, contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter.

     9.2 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington as applied to agreements entered into and entirely to be performed within that state. The parties irrevocably consent to the jurisdiction of the state and federal courts located in King County Washington with respect to any matter arising out of this agreement.

     9.3 HEADINGS. The headings contained in this Agreement are intended principally for convenience and shall not, by themselves, determine the rights of the parties to this Agreement.

     9.4 NOTICES. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is
(a) deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, or (b) sent by a nationally recognized overnight express courier, or (iii) by facsimile upon written confirmation (other than the automatic confirmation that is received from the recipient's facsimile machine) of receipt by the recipient of such notice:

         IF TO BIDHIT:                      Bidhit, Inc.
                                            18702 North Creek Parkway
                                            Suite 204
                                            Bothell, Washington 98011
                                            Attention:  Tim Black
                                            Telephone No.: (425) 424-3660
                                            Facsimile No.: (425) 424-3661

         WITH A COPY TO:                    Preston Gates & Ellis LLP
                                            701 Fifth Avenue
                                            Suite 5000
                                            Seattle, WA 98104-7078
                                            Attention:  Gary J. Kocher, Esq.
                                            Telephone No.: (206) 623-7580
                                            Facsimile No.: (206) 623-7022

         IF TO THE SHAREHOLDERS:            Systemax Inc.
                                            22 Harbor Park Drive
                                            Port Washington, NY 11050
                                            Telephone No.: (516) 608-7608
                                            Attention: Richard Leeds, CEO

                  AND:                      Paul Mandel
                                            Midwest Micro Corp.
                                            Fletcher, OH 45326
                                            Telephone No.: (800) 682-7270

         WITH A COPY TO:                    Curt Rush, Esq.
                                            c/o Systemax Inc.
                                            22 Harbor Park Road
                                            Port Washington, NY 11050
                                            Telephone No.: (516) 608-7608

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 9.4.

     9.5 SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, such provision and all other related provisions shall be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other unrelated provisions of this Agreement shall be deemed valid and enforceable to the full extent.

     9.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement, including the exhibits and schedules delivered pursuant to this Agreement, shall survive the Effective Time for two
(2) years.

     9.7 ASSIGNMENT. No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of the other party to this Agreement, which consent may be withheld in the absolute discretion of the party asked to grant such consent. Any attempted assignment in violation of this
Section 9.7 shall be voidable and shall entitle the other party to this Agreement to terminate this Agreement at its option.

     9.8 COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

     9.9 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.10 EXTENSION, WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     9.11 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits, or Schedules, such reference shall be to a Section, Exhibit, or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein shall be deemed in each case to be followed by the words "without limitation".

     9.12 CONFIDENTIALITY. Bidhit, Sub, EZBid, and the Shareholders agree to keep confidential and not to disclose any of the terms and conditions of this Agreement or the subject matter hereof, at any time, whether or not a Closing occurs hereunder, except to the extent that such terms and conditions otherwise become public through no fault of the disclosing party and Bidhit, Sub, and EZBid agree to advise all of their respective officers, directors, shareholders, employees, counsel, agents, and representatives of this obligation.

     9.13 ATTORNEYS' FEES. In the event of any action to enforce any provision of this Agreement, or on account of any default under or breach of this Agreement, the prevailing party in such action shall be entitled to recover, in addition to all other relief, from the other party all attorneys' fees incurred by the prevailing party in connection with such action (including, but not limited to, any appeal thereof).

              (THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK)

                                 SIGNATURE PAGE

                          AGREEMENT AND PLAN OF MERGER

     IN WITNESS WHEREOF, Bidhit, Sub, the Shareholders, and EZBid have executed this Agreement as of the date first written above.

BIDHIT, INC.                           EZBID INC.



By   /s/ Tim Black                     By   /s/ Paul Mandel
   ------------------------------         ------------------------------
   Tim Black, President                   Paul Mandel, President


EZ ACQUISITION CORP.                   SHAREHOLDERS
                                       SYSTEMAX INC.

By   /s/ Tim Black                     By   /s/ Richard Leeds
   ------------------------------         ------------------------------
   Tim Black, President                   Richard Leeds, Chief Executive Officer


                                       By   /s/ Paul Mandel
                                          ------------------------------
                                          Paul Mandel

                                    EXHIBITS

Exhibit 1.1 (Certificate of Merger)
Exhibit 1.4 (Escrow Agreement)

Exhibit 6.2.1 (EZBid Form of Legal Opinion)
Exhibit 6.3.1 (Opinion of Preston Gates & Ellis LLP)

                                    SCHEDULES

Schedule 2.1 (EZBid Disclosure Schedule)
Schedule 2.1.6 (EZBid Financial Statements)